Exhibit 99.2

Bridgetown 2 Holdings Limited Completes $299 Million Initial Public Offering

Hong Kong, January 28, 2021 – Bridgetown 2 Holdings Limited (the “Company”) today announced the closing of its initial public offering of 29,900,000 Class A ordinary shares, including the exercise in full of the underwriters 45-day option to purchase up to an additional 3,900,000 Class A ordinary shares. The offering was priced at $10.00 per share, resulting in gross proceeds of $299,000,000.

Bridgetown 2 Holdings Limited is a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue a business combination target in any business or industry, the Company intends to focus on a target with operations or prospective operations in the technology, financial services, or media sectors in Southeast Asia, although it may also explore compelling opportunities in South Asia. The Company is led by Chief Executive Officer and Chief Financial Officer, Daniel Wong, and Chairman Matt Danzeisen.

Citigroup Global Markets Inc. and BTIG, LLC acted as joint-book running managers of the offering.

The Company’s Class A ordinary shares began trading on The Nasdaq Capital Market (the “Nasdaq”) on January 26, 2021 under the ticker symbol “BTNB”.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on January 25, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering has been made only by means of a prospectus. Copies of the prospectus relating to this offering have been obtainable from Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by telephone at (800) 831-9146; or BTIG, LLC, 65 East 55th Street, New York, NY 10022, or by e-mail at equitycapitalmarkets@btig.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Pansy Poon

+852-6609-8565

Pansy.yt.poon@pcg-group.com

Karin Wong

+852-9755-6265

Karin.Wong@pcg-group.com